Exhibit 99.1
[West Marine Logo]

WEST MARINE REPORTS 11.5% INCREASE IN SECOND QUARTER 2010 PRE-TAX EARNINGS

WATSONVILLE, CA, July 29, 2010 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the second quarter of 2010.

2010 second quarter highlights:

▪
Income before taxes was $36.0 million, a $3.7 million, or 11.5%, increase compared to the same period last year.  This is West Marine’s seventh consecutive quarter of improved operating results versus the corresponding quarter of the prior year.

▪	Earnings per share for the second quarter were $1.52, compared to $1.46 for the same period last year.
▪	Earnings per share year-to-date were $1.12, compared to $0.75 for the same period last year.
▪	Net outstanding borrowings as of the end of the second quarter were $2.5 million, a decline of 86%, from the end of the second quarter last year.
▪	Approximately $138.4 million was available for borrowings under the company’s credit facility at quarter-end.

Geoff Eisenberg, West Marine’s CEO, commented:  “I think it’s noteworthy that Q2 of 2010 was the seventh consecutive quarter in which we delivered improved operating results versus the corresponding quarter of the prior year. We are pleased with these results, especially since the second quarter is West Marine’s busiest of the year.  As we continue to evolve our company, the sales and earnings results we experienced during the first half of 2010 give us confidence we’re on the right track.”

2010 second quarter results

West Marine’s income before taxes for the thirteen weeks ended July 3, 2010 was $36.0 million, an increase of $3.7 million, or 11.5%, from income before taxes of $32.3 million for the 2009 fiscal second quarter.

Net revenues for the thirteen weeks ended July 3, 2010 were $233.4 million, an increase of $18.0 million, or 8.4%, compared to net revenues of $215.4 million for the corresponding period last year, with comparable store sales increasing by $17.3 million, or 9.4%, from last year.

Stores opened during 2009 and the first two quarters of 2010 increased revenues by $9.9 million versus last year.  During the quarter, the company opened its fifth Flagship store, located in Newport, Rhode Island.  There were also three large-format stores opened in Florida, located in Jensen Beach, Stuart and Ft. Walton Beach.  Stores closed during these same periods generated revenues of $8.8 million during the second quarter of last year.  The majority of the closures occurred in connection with our on-going real estate optimization program.

Sales during the second quarter appeared to benefit from changes in the competitive landscape, as well as from favorable weather in the Northeast.  It also appears that the boating market was somewhat stronger overall, with more people using their boats more often than during the same period last year.  A higher share of the overall sales growth came from the Port Supply wholesale business, particularly through sales to wholesale Customers at store locations.  West Marine’s store model, in which both retail and wholesale Customers are actively served at these locations, has generated additional revenue and helps leverage fixed costs at our stores.

West Marine’s mix of business in the Southeast during the second quarter was impacted by the effects of the Gulf oil spill.  While not significant, there was a decrease in sales of merchandise to recreational boaters and fishermen in that area; however, this was offset by increased sales of products to those connected with fighting the spill.

Gross profit for the thirteen weeks ended July 3, 2010 was $82.5 million, an increase of $9.4 million compared to the same period of fiscal 2009. As a percentage of net revenues, gross profit increased by 1.4% to 35.3%, compared to gross profit of 33.9% last year. The increase in gross profit as a percentage of revenues primarily resulted from a 0.9% impact of lower unit buying and distribution costs.  Additionally, gross margin benefited from improved shrinkage results (0.2%) and leveraged occupancy expenses (0.2%) off of increased revenues given the relatively fixed nature of these expenses.

Selling, general and administrative (“SG&A”) expense for the quarter was $46.2 million, an increase of $5.7 million, or 14.1%, compared to $40.5 million for the same period last year, and SG&A expense as a percentage of revenues increased by 0.9% to 19.7%.  Drivers of the higher expense included:  a $1.8 million increase in store payroll to support longer operating hours and increased staffing during our peak season; a $1.5 million unfavorable foreign currency translation impact; and $1.3 million in marketing expenses due to the timing of certain campaigns from year to year.

Interest expense in the second quarter of 2010 was $0.2 million, a decline of $0.1 million from last year.  This change was primarily due to reduced debt levels.

Income tax provision for the second quarter of 2010 was $0.9 million, and the effective income tax rate was 2.5% compared to a tax benefit of 0.6% for the same period last year.  The effective income tax rate for both years reflects the valuation allowance in place against our deferred tax assets.

Net income for the second quarter was $35.1 million, or $1.52 per share, compared to $32.5 million, or $1.46 per share, for the same period last year.

2010 year-to-date results

Income before taxes for the twenty-six weeks ended July 3, 2010 was $26.5 million, an increase of $9.6 million, or 56.9%, from income before taxes of $16.9 million for the comparable period in 2009.

Net revenues for the twenty-six weeks ended July 3, 2010 were $342.9 million, an 8.4% increase compared to net revenues of $316.3 million for the twenty-six weeks ended July 4, 2009. Comparable store sales increased 9.1% versus the same period a year ago.

Gross profit for the twenty-six weeks ended July 3, 2010 was $107.5 million, an increase of $12.5 million compared to the same period for 2009. As a percentage of net revenues, gross profit increased by 1.4% to 31.4%, compared to gross profit of 30.0% for the same period last year. The increase in gross profit as a percentage of revenues primarily resulted from leveraging of  occupancy expenses off of improved revenues (0.5%), lower unit buying and distribution costs (0.5%), and reduced inventory shrinkage (0.3%).

SG&A expense for the twenty-six weeks ended July 3, 2010 was $80.7 million, an increase of $3.3 million, or 4.3%, compared to $77.4 million for the same period last year, and expenses as a percentage of revenues decreased by 0.9% to 23.6%.  Drivers of the higher expense included:  a $2.7 million increase in store payroll and other variable selling expenses; and $1.2 million in expenses related to West Marine University, our national sales meeting held every other year.  This was partly offset by a $0.8 million favorable foreign currency translation impact.

Interest expense for the first six months of 2010 was $0.3 million, a decline of $0.4 million from last year due to reduced debt levels.

The company’s income tax provision was $0.9 million for the first six months of 2010, compared to $0.2 million for the same period last year.

Net income for the first six months of 2010 was $25.6 million, or $1.12 per share, compared to $16.7 million, or $0.75 per share, for the same period last year.

Cash used in operating activities during the first six months of the year was $2.8 million compared to $45.3 million of cash generated during the same period last year.  Net cash provided by operating activities decreased year-over-year by $48.1 million and was primarily driven by our strategy to bring in additional inventory earlier in the season this year to help ensure in-stock position as we move through the summer peak selling season, as well as lower accounts payable and lower accrued expenses.

Net outstanding borrowings as of the end of the second quarter were $2.5 million, a decline of 86% compared to the $18.0 million outstanding at the end of the second quarter last year.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, July 29, 2010 at 10:00 AM Pacific Time to discuss second quarter 2010 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the "Investor Relations" section. The earnings release will also be posted on the Internet at www.westmarine.com in the "Press Releases" section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 89405650. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available July 29, 2010 at 12:30 PM Pacific Time through August 5, 2010 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 89405650.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 330 company-operated stores located in 38 states, Puerto Rico, Canada and two franchised stores located in Turkey.  Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our ability to continue to manage our supply chain to improve financial performance and to successfully execute our real estate optimization program, as well as facts and assumptions underlying these expectations, and uncertainties as to the impact of the Gulf of Mexico oil spill on our operating results in the future.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010 and quarterly report on Form 10-Q for the fiscal quarter ended April 3, 2010.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	July 3, 2010	July 4, 2009
ASSETS
Current assets:
Cash	$4,546	$17,691
Trade receivables, net	8,702	8,521
Merchandise inventories	240,129	229,278
Deferred income taxes	1,299	-
Other current assets	20,493	17,575
Total current assets	275,169	273,065

Property and equipment, net	55,223	57,183
Intangibles, net	97	135
Other assets	2,401	3,159
TOTAL ASSETS	$332,890	$333,542

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,665	$49,024
Accrued expenses and other	44,302	49,058
Current portion of long-term debt	2,500	-
Total current liabilities	87,467	98,082

Long-term debt	-	18,000
Deferred rent and other	13,156	9,758
Total liabilities	100,623	125,840

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,530,782 shares issued and 22,499,892 shares outstanding at July 3, 2010, and 22,251,565 shares issued and 22,220,675 shares outstanding at
July 4, 2009.	23	22
Treasury stock	(385)	(385)
Additional paid-in capital	179,752	175,581
Accumulated other comprehensive income (loss)	(462)	397
Retained earnings	53,339	32,087
Total stockholders' equity	232,267	207,702
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$332,890	$333,542

West Marine, Inc.
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	July 3, 2010		July 4, 2009
Net revenues	$233,390	100.0%	$215,371	100.0%
Cost of goods sold	150,903	64.7%	142,278	66.1%
Gross profit	82,487	35.3%	73,093	33.9%
Selling, general and administrative expense	46,226	19.7%	40,529	18.8%
Store closures and other restructuring costs	(77)	0.0%	(26)	0.0%
Impairment of long lived assets	180	0.1%	-	0.0%
Income from operations	36,158	15.5%	32,590	15.1%
Interest expense	156	0.1%	302	0.1%
Income before income taxes	36,002	15.4%	32,288	15.0%
Income taxes	884	0.4%	(200)	-0.1%
Net income	$35,118	15.0%	$32,488	15.1%

Net income per common and common
equivalent share:
Basic	$1.56		$1.46
Diluted	$1.52		$1.46

Weighted average common and common
equivalent shares outstanding:
Basic	22,465		22,187
Diluted	23,053		22,234

	26 Weeks Ended
	July 3, 2010		July 4, 2009
Net revenues	$342,949	100.0%	$316,336	100.0%
Cost of goods sold	235,425	68.6%	221,332	70.0%
Gross profit	107,524	31.4%	95,004	30.0%
Selling, general and administrative expense	80,736	23.6%	77,413	24.5%
Store closures and other restructuring costs	(185)	(0.1)%	51	0.0%
Impairment of long lived assets	180	0.1%	-	0.0%
Income from operations	26,793	7.8%	17,540	5.5%
Interest expense	261	0.1%	633	0.2%
Income before income taxes	26,532	7.7%	16,907	5.3%
Income taxes	946	0.2%	197	0.0%
Net income	$25,586	7.5%	$16,710	5.3%

Net income per common and common
equivalent share:
Basic	$1.14		$0.75
Diluted	$1.12		$0.75

Weighted average common and common
equivalent shares outstanding:
Basic	22,412		22,152
Diluted	22,939		22,188

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	26 Weeks Ended
	July 3, 2010	July 4, 2009

OPERATING ACTIVITIES:
Net income	$25,586	$16,710
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,758	8,363
Impairment of long-lived assets	180	-
Share-based compensation	1,258	1,187
Tax benefit for equity issuance	140	-
Excess tax benefit from share-based compensation	(161)	-
Deferred income taxes	-	(603)
Provision for doubtful accounts	33	245
Lower of cost or market inventory adjustments	1,240	1,646
Loss on asset disposals	66	122
Changes in assets and liabilities:
Trade receivables	(3,169)	(2,942)
Merchandise inventories	(44,737)	(8,323)
Other current assets	(688)	(1,206)
Other assets	(153)	(275)
Accounts payable	7,735	22,711
Accrued expenses and other	933	6,802
Deferred items and other non-current liabilities	1,223	830
Net cash provided by (used in) operating activities	(2,756)	45,267

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,573)	(6,401)
Proceeds from sale of property and equipment	35	16
Net cash used in investing activities	(6,538)	(6,385)

FINANCING ACTIVITIES:
Borrowings on line of credit	44,179	34,595
Repayments on line of credit	(41,679)	(63,595)
Proceeds from exercise of stock options	593	52
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	303	345
Excess tax benefit from share-based compensation	161	-
Treasury shares acquired	-	(19)
Net cash provided by (used in) financing activities	3,557	(28,622)

Effect of exchange rate changes on cash	4	(42)

NET INCREASE (DECREASE) IN CASH	(5,733)	10,218

CASH AT BEGINNING OF PERIOD	10,279	7,473
CASH AT END OF PERIOD	$4,546	$17,691
Other cash flow information:
Cash paid for interest	$198	$645
Cash paid (refunded) for income taxes	(3,834)	422
Non-cash investing activities:
Property and equipment additions in accounts payable	634	94